As filed with the Securities and Exchange Commission on May 20, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE TORO COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	41-0580470
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

(Address of Principal Executive Offices) (Zip Code)

The Toro Company Amended and Restated

2010 Equity and Incentive Plan

(Full Title of the Plan)

Timothy P. Dordell

Vice President, Secretary and General Counsel

The Toro Company

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

(952) 888-8801

(Name and Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies requested to:

Amy E. Culbert, Esq.

Oppenheimer Wolff & Donnelly LLP

Campbell Mithun Tower, Suite 2000

222 South Ninth Street

Minneapolis, Minnesota 55402

(612) 607-7287

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $1.00 per share
New Shares(3)	300,000 shares	$67.76	$20,328,000	$2,362
Carryover Shares(4)	398,243 shares	$67.76	$26,984,946	$3,136
Total	698,243 shares	$67.76	$47,312,946	$5,498

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to The Toro Company Amended and Restated 2010 Equity and Incentive Plan (the “2010 Plan”) described herein as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock, par value $1.00 per share (“Common Stock”), of the Registrant.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Common Stock, as reported by the New York Stock Exchange on May 13, 2015.
(3)	As described in the Explanatory Note, the New Shares are shares of Common Stock of the Registrant that are newly available for issuance pursuant to the 2010 Plan. On March 17, 2015, the shareholders of the Registrant approved the 2010 Plan which, among other things, increased the number of shares of Common Stock of the Registrant authorized for issuance under the 2010 Plan by 300,000 shares.
(4)	As described in the Explanatory Note, the Carryover Shares consist of (a) 26,316 shares that were previously subject to awards under The Toro Company 2000 Stock Option Plan that were registered on Registration Statements on Form S-8 (Registration Statement Nos. 333-151086, 333-135033, 333-89262 and 333-39052) plus (b) 369,409 shares that were previously subject to awards under The Toro Company Performance Share Plan that were registered on a Registration Statement on Form S-8 (Registration Statement No. 333-89260) plus (c) 2,518 shares that were previously subject to awards under The Toro Company 2000 Directors Stock Plan that were registered on Registration Statements on Form S-8 (Registration Statement Nos. 333-159767 and 333-57198). The Carryover Shares were available for future grants under the plans referred to above in this footnote 4 (the “Prior Plans”) as of March 16, 2010, the date of the initial adoption of The Toro Company 2010 Equity and Incentive Plan, and may now be issued under the 2010 Plan. Post-effective amendments to the foregoing Form S-8 Registration Statements to the extent they are no longer required to remain outstanding and effective are being filed contemporaneously with the filing of this Registration Statement to deregister the Carryover Shares.

EXPLANATORY NOTE

The share numbers in the Explanatory Note below reflect adjustments for a two-for-one stock split effected on April 12, 2005 and a two-for-one stock split effected on June 29, 2012.

On March 17, 2015, the shareholders of The Toro Company (the “Registrant”) approved The Toro Company Amended and Restated 2010 Equity and Incentive Plan (the “2010 Plan”) which, among other things, increased the number of shares of common stock, par value $1.00 (“Common Stock”), of the Registrant authorized for issuance under the 2010 Plan by 300,000 shares (the “New Shares”). The maximum number of shares of Common Stock available for issuance under the 2010 Plan, subject to adjustment pursuant to the terms of the 2010 Plan, is now 5,800,000 shares plus the number of shares subject to awards outstanding under The Toro Company 2000 Stock Option Plan, The Toro Company Performance Share Plan and The Toro Company 2000 Directors Stock Plan (collectively, the “Prior Plans”) as of March 16, 2010, the date of the initial adoption of the 2010 Plan, but only to the extent that such outstanding awards under the Prior Plans are forfeited, expire or otherwise terminate without the issuance of such shares (the “Carryover Shares”). The Registrant’s authority to grant new awards under the Prior Plans terminated upon shareholder approval of the initial adoption of the 2010 Plan on March 16, 2010.

On March 19, 2010, the Registrant filed a registration statement on Form S-8 (Registration Statement No. 333-165582) with the Securities and Exchange Commission (the “Commission”) in connection with the registration of 5,500,000 shares of Common Stock to be issued under the 2010 Plan. The purpose of this registration statement is to register the New Shares and the Carryover Shares. The Carryover Shares consist of the following shares that are now available for issuance under the 2010 Plan:

•	26,316 shares that were previously subject to awards under The Toro Company 2000 Stock Option Plan that were registered on Registration Statements on Form S-8 (Registration Statement Nos. 333-151086, 333-135033, 333-89262 and 333-39052);

•	369,409 shares that were previously subject to awards under The Toro Company Performance Share Plan that were registered on a Registration Statement on Form S-8 (Registration Statement No. 333-89260); and

•	2,518 shares that were previously subject to awards under The Toro Company 2000 Directors Stock Plan that were registered on Registration Statements on Form S-8 (Registration Statement Nos. 333-159767 and 333-57198).

Post-effective amendments to the foregoing Form S-8 Registration Statements to the extent they are no longer required to remain outstanding and effective are being filed contemporaneously with the filing of this Registration Statement to deregister the Carryover Shares.

Additional shares of Common Stock registered under the Prior Plans may become available for future grants under the 2010 Plan if awards made under the Prior Plans that were outstanding on March 16, 2010 are forfeited, expire or otherwise terminate without the issuance of such shares. Such shares may be registered for issuance under the 2010 Plan pursuant to subsequent registration statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Annual Information.*

*	As permitted under Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8, this Registration Statement omits the information specified in Part I of this Registration Statement on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The rules of the Commission allow the Registrant to incorporate by reference information into this Registration Statement. This means that the Registrant may disclose important information to you by referring you to another document.

The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014 (File No. 1-8649);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 30, 2015 (File No. 1-8649);

(c)	The Registrant’s Current Reports on Form 8-K (only to the extent “filed” and not “furnished”) filed on November 14, 2014 and March 19, 2015 (File No. 1-8649); and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statements filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions (File No. 1-8649).

In addition, all documents filed with the Commission by the Registrant (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The opinion of counsel as to the legality of the securities being registered, which is Exhibit 5.1 to this Registration Statement, is rendered by Timothy P. Dordell, Vice President, Secretary and General Counsel of the Registrant. Mr. Dordell owns or has rights to acquire an aggregate of less than 0.5% of the Registrant’s outstanding Common Stock.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Section 145 of the DGCL further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 of the DGCL will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of such mandatory indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145, including liability under the Securities Act.

Article X of the Registrant’s Restated Certificate of Incorporation mandates indemnification of a director or officer of the Registrant or a person serving at the request of the Registrant as a director, officer, employee or agent of another entity to the fullest extent authorized by the DGCL against expenses, liability and loss and authorizes the Board to express such rights in written contracts.

Article X of the Registrant’s Restated Certificate of Incorporation provides, in accordance with Section 102(b)(7) of the DGCL, for the elimination of the personal liability of a director to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director under certain circumstances.

The above discussion of the Registrant’s Restated Certificate of Incorporation and of Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by the Restated Certificate of Incorporation and the DGCL.

The Registrant has entered into indemnification agreements with each of its directors pursuant to which the Registrant has agreed to indemnify each director to the fullest extent permitted by law against any expenses, judgments, fines, penalties and amounts paid or owing that arise out of events or occurrences related to such director’s status, capacities and activities with the Registrant.

The Registrant also maintains liability insurance policies which provide for indemnification of a director or officer of the Registrant or a person serving at the request of the Registrant as a director, officer, employee or agent of another entity against certain liabilities under certain circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of The Toro Company (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated June 17, 2008, Commission File No. 1-8649)

4.2	Certificate of Amendment to Restated Certificate of Incorporation of The Toro Company (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated March 13, 2013, Commission File No. 1-8649)

4.3	Amended and Restated Bylaws of The Toro Company (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K dated June 17, 2008, Commission File No. 1-8649)

4.4	Specimen Form of Common Stock Certificate (incorporated by reference to Exhibit 4(c) to Registrant’s Quarterly Report on Form 10-Q for the quarter ended August 1, 2008, Commission File No. 1-8649)

Exhibit No.	Description

4.5	Indenture dated as of January 31, 1997, between The Toro Company and First National Trust Association, as Trustee, relating to The Toro Company’s 7.80% Debentures due June 15, 2027 (incorporated by reference to Exhibit 4(a) to Registrant’s Current Report on Form 8-K dated June 24, 1997, Commission File No. 1-8649)

4.6	Indenture dated as of April 20, 2007, between The Toro Company, as issuer, and The Bank of New York Trust Company, N.A., as Trustee, relating to The Toro Company’s 6.625% Notes due May 1, 2037 (incorporated by reference to Exhibit 4.3 to Registrant’s Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on April 23, 2007, Registration No. 333-142282)

4.7	First Supplemental Indenture dated as of April 26, 2007, between The Toro Company, as issuer, and The Bank of New York Trust Company, N.A., as Trustee, relating to The Toro Company’s 6.625% Notes due May 1, 2037 (incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated April 23, 2007, Commission File No. 1-8649)

4.8	Form of The Toro Company 6.625% Note due May 1, 2037 (incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated April 23, 2007, Commission File No. 1-8649)

5.1	Opinion of Counsel Regarding Legality (filed herewith)

23.1	Consent of Counsel (included as part of Exhibit 5.1)

23.2	Consent of KPMG LLP (filed herewith)

24.1	Power of Attorney (filed herewith)

99.1	The Toro Company Amended and Restated 2010 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated March 17, 2015, Commission File No. 1-8649)

99.2	Form of Nonemployee Director Stock Option Agreement between The Toro Company and its Non-Employee Directors under The Toro Company Amended and Restated 2010 Equity and Incentive Plan (filed herewith)

99.3	Form of Nonqualified Stock Option Agreement between The Toro Company and its officers and other employees under The Toro Company Amended and Restated 2010 Equity and Incentive Plan (filed herewith)

99.4	Form of Performance Share Award Agreement between The Toro Company and its officers and other employees under The Toro Company Amended and Restated 2010 Equity and Incentive Plan (filed herewith)

99.5	Form of Annual Performance Award Agreement between The Toro Company and its officers and other employees under The Toro Company Amended and Restated 2010 Equity and Incentive Plan (filed herewith)

99.6	Form of Restricted Stock Award Agreement between The Toro Company and its officers and other employees under The Toro Company Amended and Restated 2010 Equity and Incentive Plan (filed herewith)

99.7	Form of Restricted Stock Unit Award Agreement between The Toro Company and its officers and other employees under The Toro Company Amended and Restated 2010 Equity and Incentive Plan (filed herewith)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on May 20, 2015.

THE TORO COMPANY
(Registrant)

By:	/s/ Timothy P. Dordell
Timothy P. Dordell
Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Hoffman	Chairman of the Board, President and	May 20, 2015
Michael J. Hoffman	Chief Executive Officer and Director (principal executive officer)

/s/ Renee J. Peterson	Vice President, Treasurer and	May 20, 2015
Renee J. Peterson	Chief Financial Officer (principal financial officer)

/s/ Thomas J. Larson	Vice President,	May 20, 2015
Thomas J. Larson	Corporate Controller (principal accounting officer)

/s/ Timothy P. Dordell	Directors	May 20, 2015
Timothy P. Dordell
As attorney in fact for Robert C. Buhrmaster, Janet K. Cooper, Gary L. Ellis, Jeffrey M. Ettinger, Katherine J. Harless, James C. O’Rourke, Gregg W. Steinhafel and Christopher A. Twomey

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

4.1	Restated Certificate of Incorporation of The Toro Company	Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated June 17, 2008, Commission File No. 1-8649

4.2	Certificate of Amendment to Restated Certificate of Incorporation of The Toro Company	Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated March 13, 2013, Commission File No. 1-8649

4.3	Amended and Restated Bylaws of The Toro Company	Incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K dated June 17, 2008, Commission File No. 1-8649

4.4	Specimen Form of Common Stock Certificate	Incorporated by reference to Exhibit 4(c) to Registrant’s Quarterly Report on Form 10-Q for the quarter ended August 1, 2008, Commission File No. 1-8649

4.5	Indenture dated as of January 31, 1997, between The Toro Company and First National Trust Association, as Trustee, relating to The Toro Company’s 7.80% Debentures due June 15, 2027	Incorporated by reference to Exhibit 4(a) to Registrant’s Current Report on Form 8-K dated June 24, 1997, Commission File No. 1-8649

4.6	Indenture dated as of April 20, 2007, between The Toro Company, as issuer, and The Bank of New York Trust Company, N.A., as Trustee, relating to The Toro Company’s 6.625% Notes due May 1, 2037	Incorporated by reference to Exhibit 4.3 to Registrant’s Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on April 23, 2007, Registration No. 333-142282

4.7	First Supplemental Indenture dated as of April 26, 2007, between The Toro Company, as issuer, and The Bank of New York Trust Company, N.A., as Trustee, relating to The Toro Company’s 6.625% Notes due May 1, 2037	Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K dated April 23, 2007, Commission File No. 1-8649

4.8	Form of The Toro Company 6.625% Note due May 1, 2037	Incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated April 23, 2007, Commission File No. 1-8649

5.1	Opinion of Counsel Regarding Legality	Filed herewith

23.1	Consent of Counsel	Included as part of Exhibit 5.1

23.2	Consent of KPMG LLP	Filed herewith

24.1	Power of Attorney	Filed herewith

99.1	The Toro Company Amended and Restated 2010 Equity and Incentive Plan	Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K dated March 17, 2015, Commission File No. 1-8649

Exhibit No.	Description	Method of Filing

99.2	Form of Nonemployee Director Stock Option Agreement between The Toro Company and its Non-Employee Directors under The Toro Company Amended and Restated 2010 Equity and Incentive Plan	Filed herewith

99.3	Form of Nonqualified Stock Option Agreement between The Toro Company and its officers and other employees under The Toro Company Amended and Restated 2010 Equity and Incentive Plan	Filed herewith

99.4	Form of Performance Share Award Agreement between The Toro Company and its officers and other employees under The Toro Company Amended and Restated 2010 Equity and Incentive Plan	Filed herewith

99.5	Form of Annual Performance Award Agreement between The Toro Company and its officers and other employees under The Toro Company Amended and Restated 2010 Equity and Incentive Plan	Filed herewith

99.6	Form of Restricted Stock Award Agreement between The Toro Company and its officers and other employees under The Toro Company Amended and Restated 2010 Equity and Incentive Plan	Filed herewith

99.7	Form of Restricted Stock Unit Award Agreement between The Toro Company and its officers and other employees under The Toro Company Amended and Restated 2010 Equity and Incentive Plan	Filed herewith